Pricing Supplement dated June 13, 2002                           Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                   File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No.88319QE66



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $40,000,000             Initial Interest Rate:  2.52938%
Agent's Discount or Commission: $60,000    Original Issue Date:  June 18, 2002
Net Proceeds to Issuer:  $39,940,000       Stated Maturity Date:  June 18, 2003
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Interest Category
[X]  Regular Floating Rate Note

[  ] Floating Rate/Fixed Rate Note
       Fixed Rate Commencement Date:
       Fixed Interest Rate:       %

[  ] Inverse Floating Rate Note
     [ ]  Fixed Interest Rate:       %

Interest Rate Basis or Bases:
     [ ] CD Rate                [ ] Federal Funds Rate [ ] Prime Rate
     [ ] CMT Rate               [X] LIBOR              [ ] Other (see attached)
     [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
         [ ] LIBOR Reuters Page:
         [X] LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
                             [ ] Telerate Page 7051
                             [ ] Telerate Page 7052
                               [ ] Weekly Average
                               [ ] Monthly Average

Spread (+/-):  +65 bps                              Maximum Interest Rate:     %

Spread Multiplier:  N/A                             Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  September 18, 2002

Interest Reset Dates:  Quarterly, on the 18th day of March,
June, September and December

Interest Payment Dates:  Quarterly, on the 18th day of
March, June, September and December

Interest Determination Dates: two business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
  [ ] Merrill Lynch, Pierce, Fenner & Smith   [ ] First Union Securities, Inc.
                 Incorporated                 [ ] Fleet Securities, Inc.
  [ ] Banc of America Securities LLC          [ ] J.P. Morgan Securities Inc.
  [X] Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
  [X] Barclays Capital Inc.                   [ ] UBS Warburg LLC
  [ ] Credit Suisse First Boston Corporation  [ ] Other: _______________
  [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [  ]Agent      [X]  Principal

If as Principal:
       [X] The Notes are being offered at varying  prices  related to prevailing market prices at the time of resale.
       [ ]The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

Other provisions:

             Terms are not completed for certain items above because
                         such items are not applicable.